AMENDMENT NO. 1

PARTICIPATION AGREEMENT

Effective January 2, 2004

THE AGREEMENT (the "Agreement"), dated September 16, 2002 by and among Sun Life Assurance Company of Canada (U.S.), Oppenheimer Variable Account Funds and OppenheimerFunds, Inc. is hereby amended as follows:

Schedules 1 and 2 are hereby deleted and replaced in their entirety by Schedules 1 and 2 attached hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized as of the date specified above.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

By: __________________________________

For the President

Name:

Title:

By: __________________________________

For the Secretary

Name: Edward M. Shea

Title: Assistant Vice President and Senior Counsel

OPPENHEIMER VARIABLE ACCOUNT FUNDS

By: __________________________________

Name Denis R. Molleur

Title: Assistant Secretary

OPPENHEIMERFUNDS, INC.

By: __________________________________

Name: Denis R. Molleur

Title: Vice President

SCHEDULE 1

Separate Accounts Products

Sun Life of Canada (U.S.) Separate Account F Regatta Choice II

SLF Masters Choice

Regatta Masters Access

Regatta Masters Flex

Regatta Masters Extra

Sun Life of Canada (U.S.) Separate Account G Sun Life Large Case VUL

Sun Life of Canada (U.S.) Separate Account H Sun Life Large Case PPVUL

SCHEDULE 2

Portfolios of Oppenheimer Variable Account Funds shown below do not include service class shares unless expressly indicated:

Oppenheimer Capital Appreciation Fund/VA

Oppenheimer Capital Appreciation Fund/VA - Service class shares

Oppenheimer Global Securities Fund/VA

Oppenheimer Global Securities Fund/VA - Service class shares

Oppenheimer Main Street Small Cap Fund/VA

Oppenheimer Main Street Small Cap Fund/VA - Service class shares

Oppenheimer Main Street Fund/VA - Service class shares